EXHIBIT 23.2

                         INDEPENDENT AUDITOR'S CONSENT


     We consent to the use in the Post Effective Amendment No. 2 on Form S-3 Registration Statement of Magnum Hunter Resources, Inc. ("The Company") of our reports, which are dated April 23, 1997, August 2, 1996 and April 3,1996, respectively, accompanying the consolidated financial statements of The Company and the historical summaries of revenues and direct operating expenses of the Properties to be Acquired April 30, 1997 and the Properties Acquired June 28, 1997 contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Independent Accountants" in the Registration Statement.


/s/ Hein + Associates LLP
----------------------------
HEIN + ASSOCIATES LLP
Certified Public Accountants


June 27, 1997
Dallas, Texas






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